EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement pertaining to the Centex Corporation 2003 Equity Incentive Plan of our reports dated May 21, 2008, with respect to the consolidated financial statements of Centex Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended March 31, 2008, and the effectiveness of internal control over financial reporting of Centex Corporation and subsidiaries filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Dallas, Texas
July 17, 2008